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                                                                       EXHIBIT 2

                                IRREVOCABLE PROXY

      The undersigned stockholder (the "Selling Stockholder") of Zapata Corporation, a Nevada corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes those officers of WLR Recovery Fund II, L.P., a Delaware limited partnership ("Fund II"), and WLR Recovery Fund III, L.P., a Delaware limited partnership ("Fund III" and, together with Fund II, the "Purchaser"), designated by the Purchaser in writing and each of them (collectively, the "Proxyholders") the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to the Zapata Shares, as such term is defined in the Voting Agreement, dated as of September 22, 2005, between Fund III and the Selling Stockholder (as amended as of September 26, 2005, the "Voting Agreement").

      The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Zapata Shares at any time at any and every meeting called, and in any action taken by the written consent of the stockholders of the Company without a meeting, in favor of the sale of the Safety Components Shares by Zapata to Purchaser pursuant to the Stock Purchase Agreement, dated as of September 23, 2005, between the Purchaser and the Company, as amended as of September 26, 2005, and any action in furtherance thereof and against approval of any action, agreement or proposal made in opposition to, or in competition therewith.

      The Proxyholders may not exercise this proxy on any other matter. The Selling Stockholder may vote the Zapata Shares on all such other matters. The proxy granted by the Selling Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Selling Stockholder set forth in Section 4 of the Voting Agreement.

      This proxy supersedes and replaces the proxy executed by the Selling Stockholder and delivered to Fund III on September 23, 2005, and, as such, shall be the "Proxy" (as such term is defined and used) for all purposes under the Voting Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Selling Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

      This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency or liquidation of the undersigned and will be binding upon the successors and assigns of the undersigned (including any transferee of any of the Zapata Shares).

Dated: September 26, 2005

                                            MALCOLM GLAZER FAMILY LIMITED
                                            PARTNERSHIP

                                            MIG, INC., a general partner

                                            By: /s/ Malcolm I. Glazer
                                                ---------------------
                                            Name: Malcolm I. Glazer
                                            Title: President

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